                                                               Filed Pursuant to
                                                                  Rule 424(b)(5)
                                                                Registration No.
                                                                      333-084722

Prospectus Supplement
December 18, 2002
(To Prospectus dated April 3, 2002)

                                  $50,000,000

                                     [LOGO]

                      The Empire District Electric Company

                          7.05% Senior Notes due 2022
                                ----------------

    We are offering $50,000,000 principal amount of our 7.05% Senior Notes due 2022.

    The notes will mature on December 15, 2022. We will pay interest on the notes on each March 15, June 15, September 15 and December 15, beginning on March 15, 2003.

    We may redeem some or all of the notes at any time and from time to time on or after December 15, 2006 at 100% of their principal amount, plus accrued and unpaid interest to the redemption date. We will also redeem notes, subject to limitations, at the option of the representative of any deceased beneficial owner of notes.

    The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. The notes will rank junior to our first mortgage bonds, which are secured by substantially all of our property.

    Investing in the notes involves risks. See "Risk Factors" which begins on page S-5 of this prospectus supplement.
                            ------------------------

                                                         Per Note      Total
                                                         --------   -----------
Public offering price(1)...............................   100.00%   $50,000,000
Underwriting discount..................................     2.90%   $ 1,450,000
Proceeds to us (before expenses)(1)....................    97.10%   $48,550,000

---------

(1) Plus accrued interest from December 23, 2002, if settlement occurs after that date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company on or about December 23, 2002.

                            ------------------------

        SOLE BOOK-RUNNING MANAGER

Banc of America Securities LLC                       Edward D. Jones & Co., L.P.
                           Stifel, Nicolaus & Company
                                  Incorporated

                               TABLE OF CONTENTS

                                                                Page
                                                              --------
                        Prospectus Supplement

About this Prospectus Supplement............................     S-3
Prospectus Supplement Summary...............................     S-4
Risk Factors................................................     S-5
Use of Proceeds.............................................     S-7
Certain Terms of the Notes..................................     S-7
Underwriting................................................    S-12
Legal Opinions..............................................    S-13
Incorporation by Reference..................................    S-13
Forward-Looking Statements..................................    S-14
Appendix A-Form of Redemption Request.......................    S-15

                              Prospectus

Where You Can Find More Information.........................       2
Forward Looking Statements..................................       2
Information About Empire....................................       3
Use of Proceeds.............................................       3
Earnings Ratios.............................................       4
Description of Unsecured Debt Securities....................       4
Description of Common Stock.................................      12
Plan of Distribution........................................      17
Legal Opinions..............................................      18
Experts.....................................................      18

    This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request.

    You should rely only on the information contained in this document or in documents to which we have referred you. We and the underwriters have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this document or any sale of notes. In this prospectus supplement, "Empire," "we," "us" and "our" refer to The Empire District Electric Company and its subsidiaries unless the context requires otherwise.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a an aggregate amount of $200,000,000, of which this offering is a part. On May 22, 2002, we sold $51,875,000 of our common stock, which also constituted part of the $200,000,000. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our notes and other information you should know before investing in our notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the headings "Incorporation by Reference" on page S-13 in this prospectus supplement and "Where You Can Find More Information" on page 2 of the accompanying prospectus before investing in our notes.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE INFORMATION SET FORTH BELOW SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE DETAILED INFORMATION (INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS) CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  The Offering

Issuer...............................  The Empire District Electric Company, a Kansas corporation.
Securities Offered...................  $50,000,000 aggregate principal amount of Senior Notes,
                                       7.05% Series due 2022.
Interest Payment Dates...............  Quarterly, on each March 15, June 15, September 15 and
                                       December 15, beginning March 15, 2003.
Redemption...........................  We may redeem some or all of the notes at any time or from time to time on or after December 15, 2006 at 100% of their principal amount, plus accrued and unpaid interest to the
                                       redemption date. We will also redeem notes, subject to
                                       limitations, at 100% of their principal amount, plus accrued and unpaid interest to the redemption date, at the option of the representative of any deceased beneficial owner of
                                       notes.
Use of Proceeds......................  We expect to add the net proceeds to be received from the issuance and sale of the notes to our general funds and to repay short-term indebtedness.

                     Certain Summary Financial Information

Income Statement Data:

                                              Twelve Months Ended      Year Ended December 31,
                                                 September 30,      ------------------------------
                                                     2002             2001       2000       1999
                                              -------------------   --------   --------   --------
                                                          (in thousands except ratios)
Operating revenues..........................       $296,356         $264,255   $260,003   $242,162
Operating income............................         54,547           43,444     45,902     42,576
Net income..................................         21,973           10,403     23,617     22,170
Ratio of earnings to fixed charges..........           2.04x            1.31x      2.25x      2.77x

Capitalization at September 30, 2002:

                                                             Actual              As Adjusted(1)
                                                      ---------------------   ---------------------
                                                       Amount    Percentage    Amount    Percentage
                                                      --------   ----------   --------   ----------
                                                            (all dollar amounts in thousands)
Short-term debt.....................................  $ 50,956        N/A     $  2,606        N/A
                                                      ========      =====     ========      =====
First mortgage bonds................................  $208,158       30.3%    $208,158       28.2%
Unsecured debt......................................   100,000       14.5      150,000       20.3
Company-obligated mandatorily redeemable preferred
  securities of a subsidiary trust holding solely
  junior subordinated debentures of Empire..........    50,000        7.3       50,000        6.8
Common stockholders' equity.........................   329,338       47.9      329,338       44.7
                                                      --------      -----     --------      -----
    Total Capitalization............................  $687,496      100.0%    $737,496      100.0%
                                                      ========      =====     ========      =====

---------

(1) The "As Adjusted" amounts in the above table reflect the issuance and sale of the notes and the receipt and use of the net proceeds as described under "Use of Proceeds."

                                  RISK FACTORS

    An investment in our notes involves risks. You should carefully consider these risk factors as well as all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our notes.

  ANY REDUCTION IN OUR CREDIT RATINGS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Following announcement of the merger agreement with UtiliCorp, the credit ratings for our first mortgage bonds (other than the pollution control bonds) were placed on credit watch with negative implications by Moody's Investors Service and Standard & Poor's Ratings Services. Standard & Poor's removed the bonds from credit watch but kept the negative implication in January 2001 after the merger agreement was terminated. In May 2001, Moody's Investors Service lowered the credit ratings of our first mortgage bonds (other than the pollution control bonds) to Baa1 from A2, and the credit ratings of our senior unsecured debt to Baa2 from A3. In July 2001, Moody's Investors Service adjusted the credit rating of our Trust Preferred Securities from Baa1 to Baa3 due to technical changes in its methodology for rating this classification of security. In July 2002, Standard & Poor's lowered the credit ratings of our first mortgage bonds (other than pollution control bonds) to BBB from A-, our senior unsecured debt to BBB- from BBB+ and our trust preferred securities to BB+ from BBB.

    Currently, the ratings for our securities are as follows:

                                                                       Standard
                                                            Moody's    & Poor's
                                                            --------   --------
First Mortgage Bonds......................................  Baa1       BBB
First Mortgage Bonds--Pollution Control Series............  Aaa        AAA
Senior Notes..............................................  Baa2       BBB-
Commercial Paper..........................................  P-2        A-2
Trust Preferred Securities................................  Baa3       BB+

    These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. The lower the rating the higher the cost of the securities when they are sold. If any of our ratings were to fall below investment grade, our ability to issue short-term debt as described above, commercial paper or other securities or to market such securities would be impaired or made more difficult.

    We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade below investment grade could have a material adverse effect on our business, financial condition and results of operations.

  WE ARE EXPOSED TO MARKET RISK IN OUR FUEL PROCUREMENT STRATEGY AND MAY INCUR LOSSES FROM THESE ACTIVITIES.

    We have established a risk management practice of purchasing contracts for future fuel needs for underlying customer needs. Within this activity, we may incur losses from the trading of contracts. These losses could have a material adverse effect on our results of operations.

    During the second quarter of 2001, we began utilizing physical and financial instruments to manage our gas commodity market risk. By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. At September 30, 2002 we had minimal exposure to credit risk from counterparties. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified as fuel expense.

  WE ARE SUBJECT TO REGULATION IN THE JURISDICTIONS IN WHICH WE OPERATE.

    We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate (which include the Missouri Public Service Commission, the Kansas Corporation Commission, the Oklahoma Corporation Commission, and the Arkansas Public Service Commission) regulate many aspects of our utility operations, including siting and construction of facilities, customer service, our ability to recover increases in our fuel and purchased power costs and the rates that we can charge customers. Information concerning recent filings requesting increases in rates and related matters is set forth in our 2001 Annual Report under Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Revenues and Kilowatt-Hour Sales" and in our Third Quarter 2002 Quarterly Report under
Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--On-System Transactions."

    The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

    We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Although we have attempted to actively manage the rate making process, and we have had recent success in advocating for rate increases when necessary, we can offer no assurances as to future success in the rate making process. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. In the event that our costs increase and we are unable to recover increased costs through base rates or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have an adverse effect on our results of operations.

  A COMBINATION OF INCREASES IN CUSTOMER DEMAND, DECREASES IN OUTPUT FROM OUR POWER PLANTS AND/OR THE FAILURE OF PERFORMANCE BY PURCHASED POWER CONTRACT COUNTERPARTIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

    In the event that demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2001 Annual Report under Item 1, "Business--Fuel," Item 2 "Properties--Electric Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Revenue Deductions" and our Third Quarter 2002 Quarterly Report under Item 5, "Management's Discussion and Analysis of Financial Condition and Results of Operating Revenue Deductions" for more information.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the notes, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $48.4 million. We expect to add the net proceeds from this offering to our general funds and to repay short-term indebtedness. At
November 30, 2002, we had outstanding approximately $48.0 million of short-term indebtedness, bearing interest at an average rate of 2.40% per year. For further information with respect to our capital requirements, please see our documents incorporated by reference.

                           CERTAIN TERMS OF THE NOTES

    The following information concerning the notes supplements, and should be read together with, the statements under "Description of Unsecured Debt Securities" in the accompanying prospectus.

General

    We will issue $50,000,000 principal amount of our Senior Notes, 7.05% Series due 2022 under an indenture dated September 10, 1999 between us and Wells Fargo Bank Minnesota, National Association, the trustee.

Interest and Maturity

    The notes will bear interest at the rate of 7.05% per year. Interest on the notes will accrue beginning December 23, 2002 and will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning
March 15, 2003. Interest will be paid to the person in whose name a note is registered at the close of business on the March 1, June 1, September 1 or December 1 next preceding each interest payment date. The notes will mature on December 15, 2022.

Ranking

    The notes will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will not be secured by any properties or assets. Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to the notes. As of September 30, 2002 we had approximately $208.2 million of outstanding first mortgage bonds.

Optional Redemption

    We will have the right to redeem the notes, in whole or in part, on or at any time after December 15, 2006 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date. We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Redemption Upon Death of a Beneficial Owner

    Unless the notes have been declared due and payable prior to their maturity by reason of an event of default under the indenture or have been previously redeemed or otherwise repaid, the personal representative or other person authorized to represent a deceased beneficial owner of notes (that is, one who has the right to sell, transfer or otherwise dispose of an interest in a note and the right to receive the proceeds from the note, as well as the interest and principal payable to the holder of the note) has the right to request a redemption prior to the stated maturity of all or part of his or her interest in such notes, and we will be obligated to redeem such notes. However, during the period from the original issue date of the notes through and including
December 15, 2003 (which we refer to as the "initial period"), and during any twelve-month period that ends on and includes each subsequent December 15 (each of which we refer to as a "subsequent period"), we will not be obligated to redeem:

    - on behalf of a deceased beneficial owner, any interest in the notes that exceeds $25,000 principal amount, or

    - interests in the notes exceeding $1,000,000 in aggregate principal amount for all representatives requesting redemption upon the death of beneficial owners.

    We may, at our option, redeem interests of any deceased beneficial owner in the notes in the initial period or any subsequent period in excess of the $25,000 limitation. Any such redemption by us, to the extent it exceeds the $25,000 limitation of any deceased beneficial owner, will not be included in the computation of the $1,000,000 aggregate limitation of the notes for the initial period or the applicable subsequent period, as the case may be, or for any succeeding subsequent period. We may, at our option, redeem interests of deceased beneficial owners in the notes in the initial period or any subsequent period in an aggregate principal amount exceeding the $1,000,000 aggregate limitation. Any such redemption by us, to the extent it exceeds the $1,000,000 aggregate limitation, will not reduce the aggregate limitation for any subsequent period. Upon any determination by us to redeem notes in excess of the $25,000 limitation or the $1,000,000 aggregate limitation, such notes will be redeemed in the order of receipt of redemption requests by the trustee.

    A representative of a deceased beneficial owner may initiate a request for redemption at any time and in any principal amount, provided that the principal amount is in integral multiples of $1,000. The representative must deliver its request to the participant (which is the term used to describe an institution that has an account with the depositary for the notes) through which the deceased beneficial owner owned such interest, in form satisfactory to the participant, together with evidence of the death of the beneficial owner, evidence of the authority of the representative satisfactory to the participant, any waivers, notices or certificates as may be required under applicable state or federal law and any other evidence of the right to the redemption as the participant requires. The request must specify the principal amount of the interest in the notes to be redeemed, which amount must be in integral multiples of $1,000. Subject to the rules and arrangements applicable to the depositary, the participant will then deliver to the depositary, which in this case initially will be The Depository Trust Company ("DTC"), a request for redemption substantially in the form attached as Appendix A to this prospectus supplement. On receipt of a redemption request, it is the customary procedure of the depositary to forward the request to the trustee. The trustee is required to maintain records with respect to redemption requests received by it, including the date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 limitation and the $1,000,000 aggregate limitation. The trustee will immediately file with us each redemption request it receives, together with the information regarding the eligibility of the redemption request with respect to the $25,000 limitation and the $1,000,000 aggregate limitation. We, the depositary and the trustee:

    - may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct; and

    - will have no responsibility:

       - for reviewing any documents submitted to the participant by the representative or for determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased; or

       - for determining whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

    Subject to the $25,000 limitation and the $1,000,000 aggregate limitation, we will, after the death of any beneficial owner, redeem the interest of such beneficial owner in the notes within 60 days following our receipt of a redemption request from the trustee. If redemption requests exceed the aggregate principal amount of interests in notes required to be redeemed during the initial period or during any subsequent period, then excess redemption requests will be applied, in the order received by the trustee, to successive subsequent periods, regardless of the number of subsequent periods required to redeem such interests. We may, at any time, notify the trustee that we will redeem, on the date not less than 30 nor more than 60 days after the date of such notice, all or any lesser amount of notes for which redemption requests have been received but that are not then eligible for redemption by reason of the $25,000 limitation or the $1,000,000 aggregate limitation. Such notes will be redeemed in the order of receipt of redemption requests by the trustee.

    We will pay 100% of the principal amount plus any unpaid interest accrued to (but excluding) the redemption date for the notes we redeem pursuant to a redemption request of a representative of a deceased beneficial owner. Subject to arrangements with the depositary, payment for interests in the notes to be redeemed will be made to the depositary in the aggregate principal amount specified in the redemption requests submitted to the trustee by the depositary that are to be fulfilled in connection with such payment upon presentation of the notes to the trustee for redemption. The principal amount of any notes acquired or redeemed by us other than by redemption at the option of any representative of a deceased beneficial owner under the procedures described in this section of the prospectus supplement will not be included in the computation of either the $25,000 limitation or the applicable $1,000,000 aggregate limitation for the initial period or for any subsequent period.

    An interest in a note held in tenancy by the entirety, by joint tenancy or by tenants in common will be deemed to be held by a single beneficial owner, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a beneficial owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a beneficial owner of an interest in the notes will be deemed the death of the beneficial owner, regardless of the recordation of the interest on the records of the participant, if such rights can be established to the satisfaction of the participant. Such interests will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R. 10 plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person's lifetime.

    In the case of a redemption request that is presented on behalf of a deceased beneficial owner and that has not been fulfilled at the time we give notice of our election to redeem the notes, the notes that are the subject of such pending redemption request will be redeemed prior to any other notes.

    We may, at our option, purchase any notes for which redemption requests have been received in lieu of redeeming such notes. Any notes so purchased by us shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the trustee for redemption and cancellation.

    Any redemption request may be withdrawn by the person(s) presenting such request upon delivery of a written request for withdrawal given by the participant on behalf of such person(s) to the depositary and by the depositary to the trustee not less than 30 days prior to the redemption payment.

    During any time in which the notes are not represented by a global security and are issued in definitive form:

    - all references in this section of the prospectus supplement to participants and the depositary, including the depositary's governing rules, regulations and procedures, will be deemed deleted;

    - all determinations that the participants are required to make as described in this section will be made by us (including, without limitation, determining whether the applicable decedent is in fact the beneficial owner of the interest in the notes to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner); and

    - all redemption requests, to be effective, must:

       - be delivered by the representative to the trustee, with a copy to us;

       - if required by the trustee and us, be in the form of the attached redemption request (with appropriate changes mutually agreed to by the trustee and us to reflect the fact that the redemption request is being executed by a representative (including provision for signature guarantees)); and

       - be accompanied by the note that is subject of the redemption request or, if applicable, a properly executed assignment or endorsement, in addition to all documents that are otherwise required to accompany a redemption request. If the record interest in the note is held by a nominee of the deceased beneficial owner, a certificate or letter from the nominee attesting to the deceased's ownership of a beneficial interest in the note must also be delivered.

Book-Entry System

    DTC, New York, NY will act as securities depositary for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note (the "Global Note") certificate will be issued for the notes, in the aggregate principal amount of $50,000,000, and will be deposited with DTC.

    We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC) and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities
Dealers Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating, AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of DTC's website is not deemed to be part of this Prospectus Supplement.

    Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

    To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices, if any, will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the notes to be redeemed.

    Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC would mail an Omnibus Proxy to Empire as soon as possible after the relevant record date. The Omnibus Proxy assigns Cede & Co.'s (or such other DTC nominee's) consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments and any redemption proceeds on the notes will be made to Cede & Co. or such other name as may be requested by an authorized representative of DTC. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal or interest or any redemption proceeds, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest and any redemption proceeds to DTC is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates are required to be printed and delivered.

    We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

    Beneficial Owners should consult with the Direct Participant or Indirect Participant from whom they purchased a book-entry interest to obtain information concerning the system maintained by such Direct Participant or Indirect Participant to record such interests, to make payments and to forward notices of redemption and other information.

    None of us, the underwriters or the trustee has any responsibility or liability for any aspects of the records or notices relating to, or payments made on account of, book-entry interest ownership, or for maintaining, supervising or reviewing any records relating to that ownership.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                                  UNDERWRITING

    Subject to the terms and conditions described in an underwriting agreement among us and Banc of America Securities LLC, Edward D. Jones & Co., L.P. and Stifel, Nicolaus & Company, Incorporated, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the notes set forth opposite their names below.

                                                               Principal
Underwriter                                                     Amount
-----------                                                   -----------
Banc of America Securities LLC..............................  $24,500,000
Edward D. Jones & Co., L.P..................................   24,500,000
Stifel, Nicolaus & Company, Incorporated....................    1,000,000
                                                              -----------
  Total.....................................................  $50,000,000
                                                              ===========

    The underwriters have agreed to purchase all of the notes sold under the underwriting agreement, if any of the notes are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

    The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at this price less a commission not in excess of 2.25% of the principal amount of the notes. The underwriters may allow, and these dealers may reallow, a discount not in excess of 1.50% of the principal amount of the notes to the other dealers. After the initial public offering of these notes, the public offering price, concession and discount may be changed.

    Our expenses of this offering, not including the underwriting discounts and commissions, are estimated at $200,000 and are payable by us.

New Issue of Notes

    This series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization, Short Positions and Penalty Bids

    In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, that is, if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting commission received by it because the other underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

    The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, an affiliate of Banc of America Securities LLC is the syndication agent and a lender under our unsecured revolving credit facility.

                                 LEGAL OPINIONS

    Certain legal matters in connection with the notes are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson, Flaherty & Henrichs, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel, New York, New York. Certain legal matters are being passed upon for the underwriters by Thompson Coburn LLP, St. Louis, Missouri. Cahill Gordon & Reindel is relying as to the matters of Kansas law upon the opinion of Anderson, Byrd, Richeson, Flaherty and Henrichs, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions) upon the opinion of Spencer, Scott & Dwyer, P.C. As of December 18, 2002, members of Spencer,
Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.

    In addition to the documents incorporated by reference in the section entitled "Where You Can Find More Information" in the accompanying prospectus, we hereby incorporate by reference our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and our Current Reports on Form 8-K filed on May 15, 2002, July 3, 2002, November 18, 2002 and December 18, 2002.

    You may request a copy of this filing or any of the filings incorporated by reference in the accompanying prospectus at no cost, by writing or telephoning us at the following address:

       Corporate Secretary
       The Empire District Electric Company
       602 Joplin Street
       Joplin, Missouri 64801
       Tel: (417) 625-5100

    You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

    Certain matters discussed in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, our financing plans, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

    - the amount and timing of rate relief we seek, and related matters;

    - the cost and availability of purchased power and fuel and the results of our activities (such as hedging) to reduce the volatility of such costs;

    - weather, business and economic conditions and other factors which may impact customer growth;

    - operation of our generation facilities;

    - legislation;

    - regulation, including environmental regulation (such as NOx regulation);

    - competition, the impact of deregulation on off-system sales and our becoming a participant in a Regional Transmission Organization;

    - electric utility restructuring, including ongoing state and federal activities;

    - other circumstances affecting anticipated rates, revenues and costs, including our cost of funds;

    - the revision of our construction plans and cost estimates;

    - the performance of projects undertaken by our nonregulated businesses;

    - the success of efforts to invest in and develop new opportunities; and

    - costs and effects of legal and administrative proceedings, settlements, investigations and claims.

    All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

    We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

                                                                      APPENDIX A

                           FORM OF REDEMPTION REQUEST
                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                               7.05% SENIOR NOTES
                             due December 15, 2022
                                 (the "Notes")
                              CUSIP NO. 291641AX6

    The undersigned,                         (the "Participant"), does hereby
certify, pursuant to the provisions of that certain Indenture dated as of September 10, 1999 (the "Indenture") made by The Empire District Electric Company (the "Company") and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

        1.  [Name of deceased Beneficial Owner] is deceased.

        2.  [Name of deceased Beneficial Owner] had a $            interest in
    the above referenced Notes.

        3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/ trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the
    undersigned, requesting that $            principal amount of said Notes be
    redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

        4. The Participant holds the interest in the Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

        5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

    IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as
of             ,       .

                                                       [PARTICIPANT NAME]

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                 (This page has been left blank intentionally.)

PROSPECTUS

                                  $200,000,000

                      THE EMPIRE DISTRICT ELECTRIC COMPANY

                                  COMMON STOCK
                            UNSECURED DEBT SECURITIES

                              --------------------

         We may offer from time to time:

         o        shares of our common stock; and

         o        our unsecured debt securities, in one or more series.

         The aggregate initial offering price of the securities that we offer will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

         Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

THE DATE OF THIS PROSPECTUS IS APRIL 3, 2002

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

         o        Our Annual Report on Form 10-K for the year ended December 31,
                  2001.

         o Our Current Reports on Form 8-K filed with the Commission on February 25, 2002 and March 21, 2002.

         o The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Corporate Secretary
                  The Empire District Electric Company
                  602 Joplin Street
                  Joplin, Missouri 64801
                  Tel:  (417) 625-5100

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, rate and other regulatory matters, competition, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

         o the cost and availability of purchased power and fuel and the results of our activities to reduce the volatility of such costs (such as hedging);

         o electric utility restructuring, including ongoing state and federal activities;

         o weather, business and economic conditions and other factors which may impact customer growth;

         o        operation of our generation facilities;

         o        legislation;

         o regulation, including rate relief and environmental regulation (such as NOx regulation);

         o competition, including the impact of deregulation on off-system sales;

         o other circumstances affecting anticipated rates, revenues and costs;

         o        the revision of our construction plans and cost estimates;

         o the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and

         o costs and effect of legal and administrative proceedings, settlements, investigations and claims.

         All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control, New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

         We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

                            INFORMATION ABOUT EMPIRE

         Based in Joplin, Missouri, we are an operating public utility that generates, purchases, transmits, distributes and sells electricity. We currently serve approximately 150,000 electric customers in parts of Missouri, Kansas, Oklahoma and Arkansas. The territory served by our electric operations comprises an area of about 10,000 square miles and has a population of more than 450,000. We also provide water services to three towns in Missouri. In addition, we provide monitored security, fiber optic service and decorative lighting. Our executive offices are located at 602 Joplin Street, Joplin, Missouri 64801, telephone number (417) 625-5100.

                                 USE OF PROCEEDS

         The proceeds from the sale of the securities will be used as described in the prospectus supplement by which the securities are offered.

                                 EARNINGS RATIOS

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                 Year Ended December 31,
                                                       2001     2000      1999      1998      1997
                                                       ----     ----      ----      ----      ----
         Ratio of earnings to fixed charges......     1.31x     2.25x     2.77x     3.32x    3.01x


         For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense plus the estimated interest portion of rent expense.

         The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

         The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank Minnesota, National Association, as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

         We have summarized selected provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should also review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

GENERAL

         The indenture does not significantly limit our operations. In particular, it does not:

         o limit the amount of unsecured debt securities that we can issue under the indenture;

         o limit the number of series of unsecured debt securities that we can issue from time to time;

         o        restrict the total amount of debt that we may incur; or

         o contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

         As of the date of this prospectus, there are $100,000,000 aggregate principal amount of senior notes 7.70% series due 2004 and $50,000,000 aggregate principal amount of junior subordinated debentures 8 1/2% series due March 1, 2031 outstanding under the indenture. The ranking of each new series of unsecured debt securities with respect to this existing indebtedness under the indenture and all of our other indebtedness will be established by the securities resolution creating the series.

         Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

TERMS

         A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

         o the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

         o the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

         o the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

         o the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

         o the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

         o the manner of paying principal and interest on the unsecured debt securities;

         o the place or places where principal and interest will be payable;

         o the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

         o        the terms of any conversion or exchange right;

         o the terms of any redemption of unsecured debt securities at the option of holders;

         o        any tax indemnity provisions;

         o if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

         o the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

         o whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

         o whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

         o provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

         o the ranking of the unsecured debt securities, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

         o any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

         o any provisions relating to the deferral of payment of any interest; and

         o any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

         We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

         In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

         A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

         We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

CONVERSION AND EXCHANGE

         The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

CERTAIN COVENANTS

         Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

RANKING OF UNSECURED DEBT SECURITIES

         Unless stated otherwise in a prospectus supplement, the unsecured debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

         Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of December 31, 2001 we had approximately $246.1 million of outstanding first mortgage bonds.

SUCCESSOR OBLIGOR

         The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

         o that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

         o that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

         o all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

         o immediately after the transaction no default exists under the indenture.

         In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

EXCHANGE OF UNSECURED DEBT SECURITIES

         Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

DEFAULTS AND REMEDIES

         Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

         o we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

         o we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

         o we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

         o we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

         o pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

                  --       commence a voluntary case,

                  -- consent to the entry of an order for relief against us in an involuntary case,

                  -- consent to the appointment of a custodian for us and for all or substantially all of our property, or

                  -- make a general assignment for the benefit of our creditors;

         o a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

                  --       is for relief against us in an involuntary case,

                  -- appoints a custodian for us and for all or substantially all of our property, or

                  --       orders us to liquidate; or

         o there occurs any other event of default provided for in such series. (Section 6.01)

         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

         A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice.
(Section 6.01)

         If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately.

         The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

         If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

         The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture.
(Section 4.04)

         The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

AMENDMENTS AND WAIVERS

         Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the unsecured debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02)

         However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

         o reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

         o reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

         o change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

         o reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

         o change the currency in which the principal or interest on an unsecured debt security is payable;

         o make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

         o change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

         Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

         o        to cure any ambiguity, omission, defect or inconsistency;

         o to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

         o to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

         o to create a series of unsecured debt securities and establish its terms;

         o to provide for a separate trustee for one or more series of unsecured debt securities; or

         o to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

         We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

         To exercise either defeasance option as to a series of unsecured debt securities, we must:

         o irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

         o deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

         o comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

         "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case
(a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in such obligations. (Section 8.02)

REGARDING THE TRUSTEE

         Wells Fargo Bank Minnesota, National Association (formerly, Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07)

                           DESCRIPTION OF COMMON STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, of which 19,746,089 shares were outstanding as of March 15, 2002, 5,000,000 shares of cumulative preferred stock, of which no shares are outstanding, and 2,500,000 shares of preference stock, of which no shares are outstanding, but 500,000 shares are available for issuance under a shareholder rights agreement between Empire and ChaseMellon Shareholder Services, L.L.C.

DIVIDEND RIGHTS

         Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefore subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock.

         Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund payments with respect to such stock have been made.

VOTING RIGHTS

         Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

         Holders of the cumulative preferred stock will not be entitled to vote except:

         o        as required by the laws of the State of Kansas;

         o upon a proposal to merge or consolidate or to sell substantially all of our assets;

         o upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

         o if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

         Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have such voting rights as may be fixed by our board of directors for such series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

PREFERENCE STOCK PURCHASE RIGHTS

         Each share of our common stock carries with it one preference stock purchase right. For a full description of those rights, please see our Form 8-A Registration Statement dated July 18, 2000, which is incorporated into this prospectus by reference.

ARTICLES OF INCORPORATION

         BUSINESS COMBINATIONS. Our articles require the affirmative vote of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

         o        any merger, consolidation or share exchange involving Empire;

         o any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

         o the issuance or transfer by us of securities worth $10 million or more;

         o the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

         o any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

         The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

         o the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of
                  (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the 2-year period prior to the Business Combination to (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the 2-year period;

         o the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

                  - The highest price per share paid by the Substantial Stockholder within the 2-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

                  - the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

                  - the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

                  - the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

         o the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

         o except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

         o prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

         o a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

         For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

         AMENDMENT OF BY-LAWS. The Articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

         CLASSIFIED BOARD. Under the Articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

         NOTICE PROVISIONS. The Articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the Articles would further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

         AMENDMENT. The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

CERTAIN ANTI-TAKEOVER PROVISIONS

         We have a Severance Plan which provides certain key employees with severance benefits following a change in control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the Board of Directors to enter into one-year agreements pursuant to the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

         A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between twelve and eighteen months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

         In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

         Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

         KANSAS BUSINESS COMBINATION STATUTE. We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

         o prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

         o upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

         o on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         The statute defines a "business combination" to include:

         o any merger or consolidation involving the corporation and an interested stockholder;

         o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

         o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

         o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         o the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

         In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIQUIDATION RIGHTS

         On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of such classes of stock and accumulated unpaid dividends thereon.

OTHER

         In addition to the limitations described above under "--Dividend Rights", we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to such stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

                              PLAN OF DISTRIBUTION

         We may sell the securities in any of the following ways:

         o        through underwriters or dealers;

         o        directly to one or more purchasers; or

         o        through agents.

         The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

         o        the names of any underwriters or agents;

         o the purchase price of the securities being offered and the proceeds to us from such sale;

         o any underwriting discounts and other items constituting underwriters' compensation;

         o        any initial public offering price;

         o any discounts or concessions allowed or reallowed or paid to dealers; and

         o any securities exchanges on which the securities being offered may be listed.

         If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

         Securities also may be sold directly by us or through agents that we designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

         If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional shares of our securitieswithin thirty days of the execution of the purchase agreement, which option may be exercised solely to cover overallotments. Any such overallotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

         If indicated in a prospectus supplement relating to our securities, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount

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not less than, and the aggregate amount of the securities sold pursuant to the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

         o the purchase by an institution of the securities covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

         o if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

         If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

         We have not determined whether the unsecured debt securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our unsecured debt securities. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

         Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the securities are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson, Flaherty & Henrichs, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel, New York, New York. Certain legal matters are being passed upon for the underwriters by Thompson Coburn LLP, St. Louis Missouri. Cahill Gordon & Reindel is relying as to the matters of Kansas law upon the opinion of Anderson, Byrd, Richeson, Flaherty and Henrichs, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions) upon the opinion of Spencer, Scott & Dwyer, P.C. As of March 15, 2002 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

                                     EXPERTS

         The Empire District Electric Company's financial statements incorporated in this prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $50,000,000

                                     [LOGO]
                      The Empire District Electric Company

                          7.05% Senior Notes due 2022

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                             PROSPECTUS SUPPLEMENT
                               December 18, 2002

                         ------------------------------

                         Banc of America Securities LLC
                          Edward D. Jones & Co., L.P.
                           Stifel, Nicolaus & Company
                                  Incorporated

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